As filed with the Securities and Exchange Commission on June 7, 2019.	Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________
Toll Brothers, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23-2416878 (I.R.S. Employer Identification No.)

250 Gibraltar Road, Horsham, Pennsylvania (Address of principal executive offices)	19044 (Zip Code)
(215) 938-8000
(Registrant’s telephone number, including area code)
_________________________
Toll Brothers, Inc. 2019 Omnibus Incentive Plan
(Full Title of the Plan)
  ________________________
John K. McDonald
General Counsel
Toll Brothers, Inc.
250 Gibraltar Road
Horsham, PA 19044
(215) 938-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
  _________________________
Copy to:
Bradley P. Goldberg, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
(212) 455-2000
 _________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock (par value $.01)	7,400,000 shares	$34.97	$258,778,000	$31,363.89

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued under the Toll Brothers, Inc. 2019 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) to prevent dilution resulting from stock splits, stock dividends, anti-dilution provisions or similar transactions.

(2)	Covers a maximum aggregate of 7,400,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), of Toll Brothers, Inc. approved for issuance under the Omnibus Incentive Plan.

(3)
Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of the average of the high and low prices per share of the Company’s Common Stock on the New York Stock Exchange on May 31, 2019.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Omnibus Incentive Plan covered by this Registration Statement on Form S-8 (the “Registration Statement”) as required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission (the “Commission”) by Toll Brothers, Inc. (the “Company”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-K of Toll Brothers, Inc. filed with the SEC for the fiscal year ended October 31, 2018;

(b)	Quarterly Reports on Form 10-Q of Toll Brothers, Inc. filed with the SEC for the quarters ended January 31, 2019 and April 30, 2019;

(c)	Current Reports on Form 8-K of Toll Brothers, Inc. filed with the SEC on November 2, 2018, and March 14, 2019; and

(d)
The description of the common stock of Toll Brothers, Inc. contained in its registration statement filed with the SEC on a Form 8-A dated June 19, 1986 registering the common stock under Section 12 of the Exchange Act, and any amendment or report filed to update the description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal actions or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
Under our Certificate of Incorporation and bylaws, the Company is obligated to indemnify and hold harmless any Director, officer or employee of the Company to the fullest extent permitted by law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment) against expenses (including legal fees), judgments, losses, liability, fines and amounts paid in settlement, actually and reasonably incurred or suffered by him or her, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), brought or threatened to be brought against him by reason of the fact that he or she is or was a Director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, employee or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or trustee or in any other capacity while serving as a director, officer, employee or trustee; provided, however, that except as provided in the Certification of Incorporation with respect to proceedings to enforce rights to indemnification, the Company is obligated to indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. In addition to the foregoing, the Company may provide indemnification for any indemnitee in those instances in which such indemnification, although greater in scope or degree than that expressly provided by law, is deemed to be in the best interest of the Company by (a) a majority of disinterested Directors even though less than a quorum (which may consist of only one Director if there is only one disinterested Director), (b) by a committee of disinterested Directors designated by a majority of disinterested Directors, even though less than a quorum, or (c) if there are no disinterested Directors, or if such disinterested Directors so direct, by independent legal counsel in a written opinion.
In addition, an indemnitee also has the right to be paid by the Company the expenses incurred (including attorney’s fees) in connection with any proceeding in advance of the final disposition of the proceeding (hereinafter an “advancement of expenses”); provided, however, that, if required by law, any advancement of expenses incurred by a indemnitee solely in his capacity as a director, officer or employee shall only be made upon delivery to the Company of an undertaking (hereinafter an “undertaking”) by or on behalf of such indemnitee to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified by the Company or authorized by law. No such undertaking is required in connection with the advancement of expenses incurred by an indemnitee acting in any other capacity in which service is or was rendered by such indemnitee, including, without limitation, service to an employee benefit plan.
A Director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
The Company carries directors’ and officers’ liability insurance that covers certain liabilities and expenses of its directors and officers. We have also entered into individual indemnification agreements with each of our directors.

Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.
For a full list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item 8 by reference.
Item 9.     Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1
Second Restated Certificate of Incorporation of the Registrant, dated September 8, 2005, is hereby incorporated by reference to Exhibit 3.1 of the Registrant’s Form 10-Q for the quarter ended July 31, 2005.

4.2
Certificate of Amendment of the Second Restated Certificate of Incorporation of the Registrant, filed with the Secretary of State of the State of Delaware, is hereby incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2010.

4.3
Certificate of Amendment of the Second Restated Certificate of Incorporation of the Registrant dated as of March 16, 2011 is hereby incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2011.

4.4
Certificate of Amendment of the Second Restated Certificate of Incorporation of the Registrant, dated as of March 8, 2016, is hereby incorporated by reference to Annex B to Toll Brothers, Inc.’s definitive proxy statement on Schedule 14A for the Toll Brothers, Inc. 2016 Annual Meeting of Stockholders held on March 8, 2016 filed with the Securities and Exchange Commission on February 2, 2016.

4.5
By-laws of the Registrant, as Amended and Restated June 11, 2008, are hereby incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 13, 2008.

4.6
Amendment to the By-laws of the Registrant, dated as of September 24, 2009, is hereby incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 24, 2009.

4.7
Amendment to the By-laws of the Registrant, dated as of June 15, 2011 is hereby incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 16, 2011.

4.8
Amendment to the By-laws of the Registrant, dated as of January 20, 2016 is hereby incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 20, 2016.

4.9
Amendment to the By-laws of the Registrant, dated as of September 20, 2016, is hereby incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 20, 2016.

4.10	Specimen Common Stock Certificate is hereby incorporated by reference to Exhibit 4.1 of the Registrant’s Form 10-K for the fiscal year ended October 31, 2017.

4.11	Toll Brothers, Inc. 2019 Omnibus Incentive Plan is hereby incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 14, 2019.

5.1 *	Opinion of Simpson Thacher & Bartlett LLP.

23.1 *	Consent of Ernst & Young LLP.

23.2 *	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

24.1 *	Powers of Attorney (included in the signature page to this Registration Statement).
________________________
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham Township, Commonwealth of Pennsylvania, on June7, 2019.

TOLL BROTHERS, INC.

By:	/s/ Douglas C. Yearley, Jr.
Name:	Douglas C. Yearley, Jr.
Title:	Chairman and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert I. Toll, Douglas C. Yearley, Jr., Martin P. Connor, Michael J. Grubb and Kevin J. McMaster or any one of them, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on June 7, 2018.

Signature	Title

/s/ Douglas C. Yearley, Jr.	Chairman of the Board and Chief Executive
Douglas C. Yearley, Jr.	Officer (Principal Executive Officer)

/s/ Martin P. Connor	Senior Vice President and Chief Financial Officer
Martin P. Connor	(Principal Financial Officer)

/s/ Michael J. Grubb	Senior Vice President and Chief Accounting
Michael J. Grubb	Officer (Principal Accounting Officer)

Signature	Title

/s/ Edward G. Boehne	Director
Edward G. Boehne

/s/ Richard J. Braemer	Director
Richard J. Braemer

/s/ Christine N. Garvey	Director
Christine N. Garvey

/s/ Karen H. Grimes	Director
Karen H. Grimes

/s/ Carl B. Marbach	Director
Carl B. Marbach

/s/ John A. McLean	Director
John A. McLean

/s/ Stephen A. Novick	Director
Stephen A. Novick

/s/ Wendell E. Pritchett	Director
Wendell E. Pritchett

/s/ Paul E. Shapiro	Director
Paul E. Shapiro

/s/ Robert I. Toll	Director
Robert I. Toll

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